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                                                                 EXHIBIT (10)(d)
                  THE LUBRIZOL CORPORATION

      AMENDED DEFERRED COMPENSATION PLAN FOR DIRECTORS


          1. Purpose. The purpose of this Amended Deferred Compensation Plan For Directors (the "Plan") is to permit any member of the Board of Directors (the "Participant") of The Lubrizol Corporation (the "Company") to defer all or a portion of the compensation to be received as a director until after the Participant ceases to be a director, all as provided in this Plan.

          2. Administration. The Plan shall be administered by the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee's interpretation and construction of all provisions of this Plan shall be binding and conclusive. In the event that a Participant is a member of the Committee, such Participant shall not participate in any decision of the Committee relating to that Participant's participation in this Plan.

          3. Right to Defer Compensation. Any director of the Company may, at any time, elect to defer under this Plan all, or such portion as the director may designate, of (i) that director's annual retainer fee and/or (ii) the attendance fees for attending directors' meetings or committees thereof. The annual retainer fee, for this purpose, shall be deemed to be earned equally and ratably on a calendar quarterly basis during the calendar year. Attendance fees are deemed to be earned when the director attends the meeting for which the attendance fee is paid. The election under this paragraph 3 shall take effect on the first day of the calendar quarter following the month in which the election is made. Such election under this Plan shall be made by written notice delivered to the Chief Financial Officer of the Company specifying
(i) the length of time, not less than one year, during which the election shall apply, (ii) the portion of the retainer fee and/or the attendance fee to be deferred for such year or years, and (iii) the periodic payment schedule selected subject to the installment period limitation and the computation of each installment payment to the Participant pursuant to, and in accordance with, paragraph
5. A director may designate that the election shall remain in effect until the director, on a prospective basis, withdraws the election or changes the amount to be deferred; provided that, if the director changes only the amount to be deferred, the periodic payment schedule selected under clause (iii) of the preceding sentence shall continue to apply. Any notice of withdrawal of the election or change in the amount to be deferred shall be effective on the first day of the calendar quarter following the month in which such notice is given to the Company's Chief Financial Officer.

          4. Deferred Compensation Accounts. On the last day of each calendar month in which compensation deferred under this Plan
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would have been payable to a Participant in the absence of an election under this Plan to defer payment thereof, the amount of such deferred compensation shall be credited to a Deferred Compensation Account (the "Participant's Account") which shall be established and maintained for such Participant as a special ledger account on the Company's books. Interest shall accrue during each calendar quarter on the month-end balance in each Participant's Account at the Federal Reserve 90-Day Composite Rate in effect for the previous calendar quarter and such interest amount so determined shall be credited monthly to such Participant's Account.

          5. Payment of Deferred Compensation. The total amount credited to a Participant's Account shall be payable to the Participant, either in a lump sum or in periodic installments, over such period, not exceeding ten years, as the Participant shall have selected pursuant to clause (iii) of paragraph 3. Such periodic payments shall begin or the lump sum payment shall be made, as the case may be, at such time, not more than twelve (12) months after the Participant ceased to be a director of the Company, as the Participant may have selected pursuant to paragraph 3 at the time of entering the Plan. The amount of any installment payable to a Participant shall be determined by dividing the balance of such Participant's Account by the number of periodic installments (including the current installment) remaining to be paid. Until a Participant's Account has been completely distributed, the balance thereof shall bear interest calculated as provided in paragraph 4 above. In the event a Participant dies prior to receiving payment of the entire amount of that Participant's Account, the unpaid balance shall be paid to such beneficiary as the Participant may have designated in writing to the Chief Financial Officer of the Company as the beneficiary to receive any such post-death distribution under this Plan or, in the absence of such written designation, to the Participant's legal representative or beneficiary designated in the Participant's last will to receive such distributions. Distributions subsequent to the death of a Participant may be made either in a lump sum or in periodic installments in such amounts and over such period, not exceeding ten years from the date of death, as the Committee may direct and the amount of each installment shall be computed as provided in the third sentence of this paragraph 5.

          6.   Acceleration of  Payments.    The Committee  may
accelerate the distribution of a Participant's Account for reasons of severe financial hardship. For purposes of this Plan, severe financial hardship shall be deemed to exist in the event the Committee determines that a Participant needs a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Participant or a member of his/her family, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the

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Participant.  A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.

          7. Non-assignability. None of the rights or interests in the Participant's Account shall, prior to actual payment or distribution pursuant to this Plan, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, and shall not be subject to payment of debts by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided that, upon the occurrence of any such assignment or transfer or attempted assignment or transfer, all payments under paragraph 5 shall be payable in the sole and unrestricted judgment and discretion of the Committee, as to time and amount, and shall be distributable to the person who would have received the payment but for this paragraph 7 only at such time or times and in such amounts as the Committee, from time to time, shall determine.

          8. Plan to be Unfunded. The Company shall be under no obligation to segregate or reserve any funds or other assets for purposes relating to this Plan and no Participant shall have any rights whatsoever in or with respect to any funds or other assets held by the Company for purposes of this Plan or otherwise. Participants' Accounts maintained for purposes of this Plan shall merely constitute bookkeeping entries on records of the Company and shall not constitute any allocation whatsoever of any assets of the Company or be deemed to create any trust or special deposit with respect to any of the Company's assets.

          9. Amendment. The Board of Directors of the Company may, from time to time, amend or terminate this Plan, provided that no such amendment or termination of the Plan shall adversely affect the Participant's Account as it existed immediately before such amendment or termination or the manner of distribution thereof, unless such Participant shall have consented thereto in writing.

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